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                                                                    Exhibit 23.1








To the Board of Directors
Return Assured Incorporated

         We consent to the incorporation by reference in this Registration Statement on Form S-4 of Return Assured Incorporated, formerly known as Hertz Technology Group, Inc., of our report dated October 26, 2000 on the financial statements of Hertz Technology Group, Inc. appearing in the Annual Report on Form 10-KSB/A of Return Assured Incorporated, for the year ended August 31, 2000 and our report dated July 6, 2001 on the financial statements of Return Assured Incorporated appearing in the Quarterly Report on Form 10-QSB, for the quarter ended May 31, 2001. We also consent to the reference of our firm under the caption "Experts".

Goldstein Golub Kessler LLP
New York, New York

October 15, 2001